Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED SEPTEMBER 1, 2016
TO THE PROSPECTUS DATED APRIL 1, 2016

This supplement No. 8 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information and
•the acquisition of Dylan Point Loma.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2016, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 1, 2016	$11.23	$11.27	$11.27	$11.28	$11.26
August 2, 2016	$11.23	$11.27	$11.27	$11.28	$11.26
August 3, 2016	$11.23	$11.27	$11.27	$11.28	$11.26
August 4, 2016	$11.23	$11.27	$11.27	$11.28	$11.26
August 5, 2016	$11.23	$11.27	$11.27	$11.28	$11.26
August 8, 2016	$11.24	$11.27	$11.28	$11.28	$11.27
August 9, 2016	$11.24	$11.27	$11.27	$11.28	$11.27
August 10, 2016	$11.24	$11.27	$11.28	$11.28	$11.27
August 11, 2016	$11.26	$11.29	$11.30	$11.30	$11.29
August 12, 2016	$11.26	$11.29	$11.30	$11.30	$11.29
August 15, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
August 16, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
August 17, 2016	$11.27	$11.31	$11.31	$11.32	$11.31
August 18, 2016	$11.27	$11.31	$11.32	$11.32	$11.31
August 19, 2016	$11.28	$11.31	$11.32	$11.32	$11.31
August 22, 2016	$11.28	$11.32	$11.32	$11.33	$11.31
August 23, 2016	$11.28	$11.32	$11.32	$11.33	$11.32
August 24, 2016	$11.29	$11.33	$11.33	$11.34	$11.32
August 25, 2016	$11.29	$11.33	$11.33	$11.34	$11.32
August 26, 2016	$11.29	$11.33	$11.33	$11.34	$11.32
August 29, 2016	$11.30	$11.34	$11.34	$11.35	$11.33
August 30, 2016	$11.29	$11.33	$11.33	$11.34	$11.33
August 31, 2016	$11.29	$11.33	$11.34	$11.34	$11.33

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.

Acquisitions
On August 10, 2016, we acquired Dylan Point Loma, a newly-developed, ultra-luxury 180 unit coastal apartment community that is walking distance from the Pacific Ocean in San Diego, California. With no new apartments developed in this market within the last 30 years, Dylan Point Loma sets a new standard for luxury living with exceptional tenant amenities. The purchase price was approximately $90 million and was financed at approximately 45 percent loan-to-value with a ten year fixed rate loan at 3.83 percent.